Exhibit 5.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

March 17, 2023

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, California 90248

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”), filed by Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the offer and sale from time to time by YA II PN, Ltd. (the “Selling Stockholder”) of up to 84,216,236 shares of Class A common stock of the Company, $0.0001 par value per share (the “Class A Common Stock”), consisting of (i) 789,016 shares of Class A Common Stock issued to the Selling Stockholder as consideration for the Selling Stockholder’s commitment to purchase shares of Class A Common Stock pursuant to that certain Standby Equity Purchase Agreement, dated as of November 11, 2022 (the “Purchase Agreement”), between the Company and the Selling Stockholder (the “Commitment Shares”), and (ii) up to 90,120,075 shares of Class A Common Stock that may be issued and sold to the Selling Stockholder from time to time by the Company pursuant to the Purchase Agreement (the “Purchase Shares,” and together with the Commitment Shares, the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the (i) Registration Statement, (ii) Company’s second amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), (iii) the Company’s amended and restated bylaws (the “Bylaws”), (iv) the Purchase Agreement and (v) the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Faraday Future Intelligent Electric Inc.

March 17, 2023

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The issuance and sale of the Shares covered by the Registration Statement pursuant to the Purchase Agreement have been duly authorized by the Company.

2.	The Commitment Shares are validly issued, fully paid and assessable.

3.	The Purchase Shares will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act; (ii) the Company’s board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Purchase Shares as contemplated by the Registration Statement; and (iii) certificates representing such Purchase Shares shall have been duly executed, countersigned and registered and duly delivered to the Selling Stockholder against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Purchase Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Purchase Shares to the Selling Stockholder against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Purchase Agreement as executed and delivered by the parties thereto.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Purchase Shares: (i) such Purchase Shares will be issued and sold as contemplated in the Registration Statement and the prospectus relating thereto; (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Class A Common Stock authorized and then available for issuance under the Certificate of Incorporation as then in effect.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP